UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 16, 2018 (January 9, 2018)

The Providence Service Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-34221	86-0845127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	700 Canal Street, Third Floor Stamford, Connecticut	06902

	(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (203) 307-2800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation for Named Executive Officers
On January 9, 2018, The Providence Service Corporation (the “Company”) entered into amended and restated employment agreements (collectively, the “Employment Agreements”) with David Shackelton, the Company’s Senior Vice President and Chief Financial Officer, and Sophia D. Tawil, the Company’s Senior Vice President, General Counsel, Chief Compliance Officer & Secretary. In addition, on January 10, 2018, the Company entered into a letter agreement (the “Severance Letter Agreement”) with William Severance, the Company’s Chief Accounting Officer.
Mr. Shackelton and Ms. Tawil
The Employment Agreements extend the term of Mr. Shackelton and Ms. Tawil’s existing employment agreements through December 31, 2018. Under the terms of the Employment Agreements, Mr. Shackelton’s annual base salary is $450,000 and Ms. Tawil’s annual base salary is $350,000. In addition to their annual base salary, during the term of the Employment Agreements, Mr. Shackelton and Ms. Tawil are eligible to participate in bonus plans or incentive compensation programs, if any, as may be in effect from time to time, at a level consistent with their position and with the Company’s then current policies and practices. For the calendar year 2018, Mr. Shackelton and Ms. Tawil are eligible to participate in a bonus program under which each will be paid: (i) a target amount equal to at least 75% of the base salary for such year, and a maximum amount equal to 150% of the base salary for such year, upon achievement of goals to be determined by the Board of Directors (the “Board”) of the Company or its Compensation Committee (the “Committee”). In addition to an annual bonus, during the term of the Employment Agreements, Mr. Shackelton and Ms. Tawil are eligible to participate in the Company’s 2006 Long-Term Incentive Plan (the “LTIP”) or any other long-term incentive or equity based incentive plan applicable to the Company’s executives, under the terms approved by the Board or the Committee.
While employed, each of Mr. Shackelton and Ms. Tawil is entitled to participate in all employee fringe benefits generally applicable to the Company’s senior executives and the Company will continue to maintain and pay for term life insurance in the amount of $900,000 on the life of Mr. Shackelton and in the amount of $700,000 on the life of Ms. Tawil. Premiums in respect of any period after their employment will be paid by Mr. Shackelton and Ms. Tawil.
Mr. Shackelton and Ms. Tawil are each eligible to receive the following severance benefit in the event his or her employment is terminated by the Company without cause or by him or her for good reason (as such terms are defined in the Employment Agreements: (i) any bonus (if earned) relating to a fiscal year which was completed before the effectiveness of such termination; (ii) any bonus relating to the fiscal year during the date of effectiveness of such termination, to the extent earned, payable in a lump sum following the completion and filing of the Company’s annual audited financial statements in respect of such fiscal year in accordance with the Company’s bonus payment policies under its annual bonus plans or incentive compensation programs; and (iii) 12 months base salary, paid in equal consecutive installments corresponding to the Company’s regular payroll periods.

Payment of the severance benefit to Mr. Shackelton or Ms. Tawil will be contingent upon his or her execution of a general release in favor of the Company and that on or prior to the payment date such general release is not revoked and Mr. Shackelton or Ms. Tawil is not in material breach of their respective employment agreement.

Severance payments for Mr. Shackelton and Ms. Tawil will differ if a change in control of the Company occurs during the term of the Employment Agreements, and after such change in control but prior to eighteen (18) months following the date of the change in control, the Company terminates Mr. Shackelton or Ms. Tawil’s employment without cause or Mr. Shackelton or Ms. Tawil terminates his or her employment for good reason. In such a case, in lieu of any other amounts payable under the Employment Agreements, Mr. Shackelton and Ms. Tawil are entitled to receive the following severance: (i) any bonus (if earned) relating to a fiscal year which was completed before the effectiveness of such termination; (ii) a lump sum payment in an amount equal to twelve months of his or her then-current base salary; and (iii) a pro-rata portion of any bonus, contingent on the Company’s achievement of any performance criteria relating to such bonus, applicable to the year of such termination, payable in a lump sum promptly following the completion and filing of the Company’s audit for such year.

If Mr. Shackelton or Ms. Tawil would receive a greater net after tax benefit from payments and benefits made to him or her in connection with a change in control that would constitute “parachute payments” under Section 280G of the Internal Revenue Code (taking into account all applicable federal, state and local employment taxes, income taxes and any excise tax under Section 280G of the Internal Revenue Code) as a result of a reduction in such payments or benefits, such payments or benefits will be reduced.

The Employment Agreements with Mr. Shackelton and Ms. Tawil include restrictive covenants providing for their non-competition, non-solicitation, non-piracy, non-disclosure and non-disparagement. The term of the non-solicitation and non-piracy covenants is the period that includes the term of Mr. Shackelton and Ms. Tawil’s employment and two years thereafter. The term of the non-competition covenant is the period that includes the term of Mr. Shackelton and Ms. Tawil’s employment and one year following Mr. Shackelton or Ms. Tawil’s termination of employment. However, the non-competition covenant will not apply, if, within one year after a change in control, Mr. Shackelton or Ms. Tawil (x) is terminated without cause, (y) resigns for good reason or (z) resigns after the employment term has expired.

Mr. Severance

The Severance Letter Agreement provides for Mr. Severance to be (i) paid a base salary of $318,269.96 per annum during 2018, (ii) eligible to participate in the Company’s annual bonus plan in 2018 with a target amount equal to 50% of Mr. Severance’s base salary, and a maximum amount equal to 75% of his base salary, upon the achievement of goals to be determined by the Board or its Compensation Committee, and (iii) eligible to participate in the LTIP in 2018. Also, Mr. Severance is entitled to participate in the employee fringe benefits generally available to similarly-situated Company employees.

Mr. Severance is eligible to receive the following severance benefit in the event his employment is terminated by the Company without cause or by Mr. Severance for good reason in 2018 (as such terms are defined in the Severance Letter Agreement): (i) an amount, paid in equal consecutive installments corresponding to the Company’s regular payroll periods, equal to the base salary he would be entitled to receive had his employment continued through December 31, 2018, commencing within 60 days following the date of Mr. Severance’s termination and (ii) any bonus (if earned) relating to 2017 and 2018, pro-rated to reflect Mr. Severance’s employment during such periods.

The preceding descriptions of the Employment Agreements and the Severance Letter Agreement are qualified in their entirety by reference to the text of the Employment Agreements and the Severance Letter Agreement, which are attached as Exhibits 10.1, 10.2 and 10.3 hereto and are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
10.1	Amended & Restated Employment Agreement, dated January 9, 2018, by and between The Providence Service Corporation and David Shackelton.

10.2	Amended & Restated Employment Agreement, dated January 9, 2018, by and between The Providence Service Corporation and Sophia Tawil.

10.3	Letter agreement, dated January 10, 2018, by and between The Providence Service Corporation and William Severance.

 SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PROVIDENCE SERVICE CORPORATION
Date: January 16, 2018	By:	/s/ R. Carter Pate
	Name:	R. Carter Pate
	Title:	Interim Chief Executive Officer